AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”), dated as of June 27, 2012 to the employment agreement (the “Employment Agreement”), dated as of February 19, 2009, by and between James E. Rogers (the “Employee”) and Duke Energy Corporation (“Duke Energy”).

WHEREAS, the Employee and Duke Energy entered into the Employment Agreement, pursuant to which the Employee currently serves as the Chairman, President and Chief Executive Officer of Duke Energy;

WHEREAS, Duke Energy, Diamond Acquisition Corporation and Progress Energy, Inc. entered into an Agreement and Plan of Merger, dated as of January 8, 2011 (the Merger Agreement), pursuant to which Diamond Acquisition Corporation, a wholly owned subsidiary of Duke Energy, shall merge with and into Progress Energy, Inc. and Progress Energy, Inc. shall become a wholly owned subsidiary of Duke Energy;

WHEREAS, concurrently with executing the Merger Agreement, Duke Energy, Diamond Acquisition Corporation and the Employee entered into a term sheet that was appended as Exhibit D to the Merger Agreement (the Term Sheet) requiring the Employee and Duke Energy to use commercially reasonable efforts to amend the Employment Agreement to provide for certain agreed upon terms; and

WHEREAS, the Merger Agreement provides that, as of the Effective Time (as defined in the Merger Agreement), the Employee shall cease to be employed as President and Chief Executive Officer of Duke Energy and shall solely serve as the Executive Chairman of the Board of Directors of Duke Energy.

NOW; THEREFORE, in light of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Duke Energy and the Employee agree to amend the Employment Agreement as follows, effective as of the Effective Time (as defined in the Merger Agreement); provided, however, in the event that the Effective Time shall not occur for any reason, this Amendment shall be null and void and of no force or effect

1.     Section 2(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“Duties. The Employee shall serve as Executive Chairman of the Board. The Employee shall conduct the Board meetings, support the Board member selection process, assist in setting the Board agenda, provide input on Duke Energy’s public policy positions, be the spokesman on certain public policy initiatives (i.e., national and international policy, global initiatives, active role in national and state government relations, in coordination with the Chief Executive Officer of Duke Energy), provide input on the selection of Duke Energy’s executive management team and represent the Board to the public.  The division of responsibility between the Employee and the Chief Executive Officer of Duke Energy for certain areas is specified in Exhibit B to the Merger Agreement.  The Employee shall report directly to the Board.”

2.     Section 2(e) of the Employment Agreement is hereby deleted in its entirety.

3.     Section 3 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“Term of Employment. The term of the Employee’s employment pursuant to this Agreement shall commence on the Effective Date and end on the second anniversary of the Effective Time (as defined in the Agreement and Plan of Merger by and among Duke Energy, Diamond Acquisition Corporation and Progress Energy, Inc., dated as of January 8, 2011 (the “Merger Agreement”)), unless terminated earlier pursuant to the provisions of this Agreement.  Notwithstanding anything to the contrary provided in this Agreement, in the event that the Employee’s term of employment extends beyond December 31, 2013 and the Employee continues to serve as Executive Chairman of the Board at that time, the parties to this Agreement acknowledge and agree that the compensation terms set forth in Sections 4, 5, 6 and 7 herein shall be reviewed by the Compensation Committee and shall be determined through mutual agreement of the parties hereto.”

4.     The sixth sentence of Section 6 is hereby deleted in its entirety and replaced with the following sentence:

“To the extent the Employee incurs ordinary and reasonable expenses associated with his spouse accompanying him on business travel, Duke Energy will reimburse the Employee for those expenses.”

5.     The definition of “Good Reason” set forth on Exhibit B to the Employment Agreement is hereby deleted in its entirety and replaced with the following:

““Good Reason” means:

(a) The material reduction without his consent of the Employee’s title, authority, duties, or responsibilities from those in effect immediately following the Effective Time (as defined in the Merger Agreement), the failure by Duke Energy without the consent of the Employee to nominate the Employee for re-election to the Board, or a material adverse change in the Employee’s reporting responsibilities.  For the avoidance of doubt, the Employee ceasing to be employed as President and Chief Executive Officer of Duke Energy and continuing to serve as Executive Chairman of the Board in connection with the consummation of the Merger (as defined in the Merger Agreement) shall not constitute Good Reason under this Agreement.

(b) Any breach by Duke Energy of any other material provision of this Agreement (including but not limited to the place of performance as specified in Section 2(d)).”

6.     Document Preparation Fees.  Duke Energy shall promptly reimburse the Employee for reasonable advisor fees incurred by the Employee in the negotiation and documentation of this Amendment and the Term Sheet upon receipt of supporting documentation reasonably satisfactory to Duke Energy. Payment will be made within five (5) business days after delivery of the Employee’s written request for payment accompanied by such evidence of fees and expenses incurred as Duke Energy reasonably may require in a manner consistent with Section 21 of the Employment Agreement.

7.     Except as expressly amended by this Amendment, all terms and conditions of the Employment Agreement remain in full force and effect and are unmodified hereby.

8.     This Amendment constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, discussions, writings and agreements between the Employee and Duke Energy.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed or caused this Amendment to be executed as of the day and year first above written.

EMPLOYEE

/s/ James E. Rogers
James E. Rogers

Acknowledged and Agreed:

DUKE ENERGY CORPORATION

By:     /s/ James H. Hance, Jr.
Name:  James H. Hance, Jr.
Title:    Chairman, Compensation Committee